CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Brightpoint, Inc. of our report dated January 28, 1997, included in the 1996 Annual Report to Shareholders of Brightpoint, Inc.

Our audit also included the financial statement schedule of Brightpoint, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, based on our audits and the report of other auditors, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-90988) pertaining to the Brightpoint, Inc. 1994 Stock Option Plan and Nonemployee Director Stock Option Plan and in the Registration Statement (Form S-3 No. 33-91112) pertaining to certain options and warrants of Brightpoint, Inc. of our report dated January 28, 1997, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceeding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Brightpoint, Inc.


March 24, 1997